Exhibit 99.1
SOUTHSIDE BANCSHARES, INC.
ANNOUNCES NET INCOME FOR THE
THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2010
NASDAQ Global Select Market Symbol - "SBSI"

Tyler, Texas, (October 28, 2010) Southside Bancshares, Inc. (“Southside” or the “Company”) (NASDAQ:  SBSI) today reported its financial results for the three and nine months ended September 30, 2010.

Southside reported net income of $11.0 million for the three months ended September 30, 2010, an increase of $551,000, or 5.2%, when compared to the same period in 2009.

Net income for the nine months ended September 30, 2010, decreased $2.1 million, or 6.1%, to $31.9 million from $34.0 million, for the same period in 2009.

Diluted earnings per common share increased $0.04, or 6.1%, to $0.70 for the three months ended September 30, 2010, when compared to $0.66 for the same period in 2009.  Diluted earnings per common share decreased $0.14, or 6.5%, to $2.02 for the nine months ended September 30, 2010, compared to $2.16 for the same period in 2009.

The return on average shareholders’ equity for the nine months ended September 30, 2010, decreased to 19.84% compared to 25.15%, for the same period in 2009.  The annual return on average assets decreased to 1.44% for the nine months ended September 30, 2010, compared to 1.65% for the same period in 2009.

“We are pleased with the progress made during the three quarters of 2010,” stated B. G. Hartley, Chairman and Chief Executive Officer of Southside Bancshares, Inc.  “Our bank has enjoyed two major sources of profitability on the asset side, traditional lending and investments.  Our business plan is designed so that, as one arm of the bank performs in a less robust manner due to the economic situation, the other usually increases performance.  While our lending operation has done a good job managing through the economic headwinds, we are fortunate that the same economy has actually provided tailwinds for our investment portfolio.  We look forward to the eventual economic recovery, when more robust loan demand will reemerge in our market areas.”

“For fifty years, our core business has revolved around gathering deposits and making loans.  In addition to our well established East Texas markets, we are now also making inroads in the Fort Worth, Arlington and Austin markets.  In the third quarter, we added two lenders to the Austin area, providing Southside with an enhanced presence in this large and growing market.  Combined with recent hires in Fort Worth and Arlington, we believe this positions us to add assets from those tremendous markets.”

“For the investment portfolio, this year has involved two overall themes, change and uncertainty.  As 2010 opened, Fannie Mae and Freddie Mac announced a large one time repurchase to remove delinquent loans from the mortgage-backed securities.  As we entered spring, the uncertainty in Europe spread, causing many to question the strength of the economic recovery.  As we entered the fall months, the stubborn high unemployment rate caused the markets to speculate that we are on the verge of another round of quantitative easing.  Each of those events caused us to reevaluate our portfolio, selling securities to replace them with better “risk/reward” securities.  The sale of securities resulted in investment gains.  Those gains are a product of high security market values, which are a function of low current interest rates combined with a subdued mortgage prepayment environment.  In effect, the investment portfolio has benefited from a “goldilocks” environment, profiting from not too hot prepayments as well as not too cold interest rates.    It is uncertain how long this environment will persist as well as whether the heat of potentially increasing prepayments or the chill of possible rising interest rates will change this dynamic.  This environment has lead to a level of gains on the sale of securities not previously anticipated.  Therefore, it is difficult to anticipate the level of security gains as we enter the next phase of the economic recovery.”

“The investment and economic landscape makes it uncertain whether Southside will experience asset growth over the near term.  High security valuations make it more difficult to find acceptable risk reward securities.  Loan demand continues to be less than robust, making it unlikely that our loan portfolio will experience any significant growth until the economy significantly recovers.  However, this environment has caused Southside to spend much effort on the “funding” side of the balance sheet.  During the third quarter, we called over $52 million in brokered CDs with a one time cost of $340,000.  Most were replaced with lower cost callable brokered CDs.  We also entered into $50 million par in advance commitments from the FHLB to replace longer term fixed rate advances.  These funding commitments, or options to fund in the future at today’s interest rates, expire two years forward from the advance commitment date.  We paid a fee for this option.  We are pleased that the majority of our longer term funding has options which Southside controls.  Therefore, should rates stay low or actually decline, we are free to fund operations at the then current low rates.  However, should rates rise, we will have locked in our funding and will be able to finance future higher yielding loans and investments at today’s low rates.  While our asset repositioning has impacted 2010 earnings, we believe the asset repositioning as well as our work on the funding side has set us up well for 2011 and beyond.”

“As 2010 began, the board of directors authorized a $6 million stock buyback.  During the third quarter, we began to execute that buyback.  We repurchased 254,276 shares at an average price of $18.45.  In total we have spent $4.7 million to increase your proportional ownership in your bank.  The board of directors voted to replenish the $4.7 million spent for the stock repurchase plan, taking the total authorized for the repurchase of common stock to $6.0 million.  The dollar amount of shares purchased and the timing of purchases under the program are at the discretion of management.  Shares may be purchased in the open market or in privately negotiated transactions.”

“As part of our 50th anniversary celebration we rang the opening bell at NASDAQ and held an open house at our original location welcoming customers and shareholders to share in the celebration.  Since we opened, we have been proud to be a part of all the growth in our service areas.  Partnership with our communities is one of our founding principles.  Fundamentally, if it is good for our communities, it is usually good for Southside.  As our communities and borrowers needs have evolved over the years so has our approach to handle those needs.  Everyday that we open our doors, we believe we have to earn the right to partner with our communities.  We look forward to continuing to earn that right throughout this economic cycle.“

Loans and Deposits

For the three months ended September 30, 2010, total loans increased by $19.8 million, when compared to June 30, 2010.  During the three months ended September 30, 2010, municipal loans increased $18.0 million, real estate loans increased $3.8 million, commercial loans increased $603,000, and loans to individuals decreased $2.6 million.

Nonperforming assets continued to stabilize during the third quarter decreasing $1.0 million, or 5.2%, to $18.7 million, or 0.62% of total assets, as of September 30, 2010 when compared to June 30, 2010.  Future performance will be influenced by economic trends.

During the three months ended September 30, 2010, deposits, net of brokered deposits, increased $89.7 million, or 5.1%, compared to June 30, 2010.  When comparing September 30, 2010 to September 30, 2009, deposits, net of brokered deposits, increased $163.6 million, or 9.7%.

Net Interest Income

Net interest income decreased $1.4 million, or 6.1%, to $21.3 million for the three months ended September 30, 2010, when compared to $22.7 million for the same period in 2009.  For the three months ended September 30, 2010, our net interest spread decreased to 3.02% from 3.35% for the same period in 2009.  The net interest margin decreased to 3.35% for the three months ended September 30, 2010 compared to 3.73% for the same period in 2009.  The net interest spread and net interest margin for the three months ended September 30, 2010 increased to 3.02% and 3.35%, respectively, from 2.77% and 3.09% for the three months ended June 30, 2010.  This is due primarily to the one time prepayment announcements by Fannie Mae and Freddie Mac which increased amortization expense for agency mortgage-backed securities during the second quarter.  Interest rates fell sharply in the third quarter resulting in a reduction in the slope of the yield curve in the fixed income market.

Net Income

The increase in net income for the three months ended September 30, 2010, when compared to the same period in 2009, was a result of an increase in noninterest income that included an increase in security gains, a decrease in net impairment losses on the $2.9 million amortized cost basis of trust preferred securities we owned at September 30, 2010 that was partially offset by a decrease in net interest income, and an increase in the provision for loan losses and income tax expense.

Noninterest expense decreased $96,000, or 0.5%, for the three months ended September 30, 2010, compared to the same period in 2009.  The decrease in noninterest expense was primarily a result of a decrease in ATM and debit card expense, professional fees and other expenses that were partially offset by an increase in salaries and employee benefits.  ATM and debit card expense decreased $105,000, or 32.0%, when compared to the same period in 2009.  The increase in salaries and employee benefits was associated with our overall growth and expansion, an increase in retirement expense and normal salary increases for existing personnel which increased a combined $672,000, or 6.6%, when compared to the same period in 2009.  Professional fees decreased $154,000, or 26.9%, due primarily to a decrease in legal fees.  Other expense decreased $614,000, or 28.8%, when compared to the same period in 2009 due to a decrease in the provision for losses on ORE property of $521,000, or 102.8%.  Income tax expense increased $191,000, or 5.3%, for the three months ended September 30, 2010, compared to the same period in 2009.  The effective tax rate increased to 25.2% for the three months ended September 30, 2010, compared to 25.0% for the same period in 2009.  The income tax expense and the effective tax rate increased due to an increase in taxable income when compared to the same period in 2009.

About Southside Bancshares, Inc.

Southside Bancshares, Inc. is a bank holding company with approximately $3.0 billion in assets that owns 100% of Southside Bank.  Southside Bank currently has 48 banking centers in Texas and operates a network of 50 ATMs.

To learn more about Southside Bancshares, Inc., please visit our investor relations website at www.southside.com/investor.  Our investor relations site provides a detailed overview of our activities, financial information and historical stock price data.  To receive e-mail notification of company news, events and stock activity, please register on the E-mail Notification portion of the website.  Questions or comments may be directed to Susan Hill at (903) 531-7220, or susan.hill@southside.com.

Forward-Looking Statements

Certain statements of other than historical fact that are contained in this document and in other written material, press releases and oral statements issued by or on behalf of the Company, a bank holding company, may be considered to be “forward-looking statements” within the meaning of and subject to the protections of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date.  These statements may include words such as "expect," "estimate," "project," "anticipate," “appear,” "believe," "could," "should," "may," "intend," "probability," "risk," "target," "objective," "plans," "potential," and similar expressions.  Forward-looking statements are statements with respect to the Company’s beliefs, plans, expectations, objectives, goals, anticipations, assumptions, estimates, intentions and future performance and are subject to significant known and unknown risks and uncertainties, which could cause the Company's actual results to differ materially from the results discussed in the forward-looking statements.  For example, discussions about the effect of the Company’s expansion, including expectations of the potential profitability of such expansion, trends in asset quality and earnings from growth, and certain market risk disclosures, including the impact of potential interest rate increases, are based upon information presently available to management and are dependent on choices about key model characteristics and assumptions and are subject to various limitations.  By their nature, certain of the market risk disclosures are only estimates and could be materially different from what actually occurs in the future.  As a result, actual income gains and losses could materially differ from those that have been estimated.

Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 under “Forward-Looking Information” and Item 1A. “Risk Factors,” and in the Company’s other filings with the Securities and Exchange Commission.  The Company disclaims any obligation to update any factors or to announce publicly the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

	At	At	At
	September 30,	December 31,	September 30,
	2010	2009	2009

	(dollars in thousands)
	(unaudited)

Selected Financial Condition Data (at end of period):

Total assets	$3,017,527	$3,024,288	$2,941,563
Loans	1,037,208	1,033,576	1,015,724
Allowance for loan losses	18,731	19,896	18,445
Mortgage-backed and related securities:
Available for sale, at estimated fair value	1,026,869	1,238,182	1,209,571
Held to maturity, at cost	440,133	242,665	236,072
Investment securities:
Available for sale, at estimated fair value	245,509	265,060	264,712
Held to maturity, at cost	1,495	1,493	1,493
Federal Home Loan Bank stock, at cost	36,130	38,629	36,838
Deposits	2,018,973	1,870,421	1,787,248
Long-term obligations	449,810	592,830	655,518
Equity	223,518	202,249	203,369
Nonperforming assets	18,699	23,453	23,207
Nonaccrual loans	14,631	18,629	16,690
Accruing loans past due more than 90 days	7	323	1,065
Restructured loans	2,516	1,972	2,273
Other real estate owned	1,100	1,875	2,331
Repossessed assets	445	654	848

Asset Quality Ratios:
Nonaccruing loans to total loans	1.41%	1.80%	1.64%
Allowance for loan losses to nonaccruing loans	128.02	106.80	110.52
Allowance for loan losses to nonperforming assets	100.17	84.83	79.48
Allowance for loan losses to total loans	1.81	1.92	1.82
Nonperforming assets to total assets	0.62	0.78	0.79
Net charge-offs to average loans	1.37	1.11	1.00

Capital Ratios:
Shareholders’ equity to total assets	7.36	6.67	6.89
Average shareholders’ equity to average total assets	7.25	6.66	6.54

LOAN PORTFOLIO COMPOSITION

The following table sets forth loan totals by category for the periods presented:

	At	At	At
	September 30,	December 31,	September 30,
	2010	2009	2009
	(in thousands)
	(unaudited)
Real Estate Loans:
Construction	$91,170	$88,566	$87,976
1-4 Family Residential	236,923	234,379	233,172
Other	202,497	212,731	208,187
Commercial Loans	156,635	159,529	162,378
Municipal Loans	173,314	150,111	144,450
Loans to Individuals	176,669	188,260	179,561
Total Loans	$1,037,208	$1,033,576	$1,015,724

	At or for the		At or for the
	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2010	2009	2010	2009
	(dollars in thousands)		(dollars in thousands)
	(unaudited)		(unaudited)

Selected Operating Data:
Total interest income	$32,753	$35,399	$98,565	$107,786
Total interest expense	11,464	12,736	34,830	40,431
Net interest income	21,289	22,663	63,735	67,355
Provision for loan losses	3,201	2,973	9,328	9,980
Net interest income after provision for loan losses	18,088	19,690	54,407	57,375
Noninterest income
Deposit services	4,280	4,543	12,744	12,995
Gain on sale of securities available for sale	8,008	6,706	23,024	26,413

Total other-than-temporary impairment losses	-	-	(39)	(5,627)
Portion of loss recognized in other comprehensive
income (before taxes)	-	(993)	(36)	3,197
Net impairment losses recognized in earnings	-	(993)	(75)	(2,430)

Gain on sale of loans	517	392	1,197	1,274
Trust income	645	693	1,736	1,830
Bank owned life insurance income	297	325	867	1,362
Other	931	847	2,728	2,376
Total noninterest income	14,678	12,513	42,221	43,820
Noninterest expense
Salaries and employee benefits	10,891	10,219	33,048	31,163
Occupancy expense	1,720	1,701	5,025	4,684
Equipment expense	532	453	1,441	1,242
Advertising, travel & entertainment	616	546	1,697	1,549
ATM and debit card expense	223	328	602	988
Director fees	197	168	590	480
Supplies	189	254	665	672
Professional fees	418	572	1,363	1,657
Postage	195	247	612	627
Telephone and communications	349	409	1,068	1,053
FDIC Insurance	804	719	2,172	3,180
Other	1,521	2,135	4,803	5,261
Total noninterest expense	17,655	17,751	53,086	52,556
Income before income tax expense	15,111	14,452	43,542	48,639
Provision for income tax expense	3,811	3,620	10,296	13,021
Net income	11,300	10,832	33,246	35,618
Less: Net income attributable to the noncontrolling interest	(252)	(335)	(1,301)	(1,599)
Net income attributable to Southside Bancshares, Inc.	$11,048	$10,497	$31,945	$34,019

Common share data attributable to Southside Bancshares, Inc:
Weighted-average basic shares outstanding	15,753	15,659	15,772	15,587
Weighted-average diluted shares outstanding	15,762	15,771	15,806	15,746
Net income per common share
Basic	$0.70	$0.67	$2.02	$2.18
Diluted	0.70	0.66	2.02	2.16
Book value per common share	-	-	14.22	12.92
Cash dividend declared per common share	0.17	0.14	0.51	0.41

	At or for the		At or for the
	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2010	2009	2010	2009
	(unaudited)		(unaudited)

Selected Performance Ratios:
Return on average assets	1.48%	1.47%	1.44%	1.65%
Return on average shareholders’ equity	19.53	21.81	19.84	25.15
Average yield on interest earning assets	5.00	5.63	5.07	5.85
Average yield on interest bearing liabilities	1.98	2.28	2.01	2.50
Net interest spread	3.02	3.35	3.06	3.35
Net interest margin	3.35	3.73	3.39	3.76
Average interest earnings assets to average interest bearing liabilities	120.25	119.84	119.51	119.48
Noninterest expense to average total assets	2.36	2.48	2.39	2.54
Efficiency ratio	58.44	53.77	58.73	55.85

RESULTS OF OPERATIONS

The analysis below shows average interest earning assets and interest bearing liabilities together with the average yield on the interest earning assets and the average cost of the interest bearing liabilities.

	AVERAGE BALANCES AND YIELDS
	(dollars in thousands)
	(unaudited)
	Nine Months Ended
	September 30, 2010			September 30, 2009
	AVG BALANCE	INTEREST	AVG YIELD	AVG BALANCE	INTEREST	AVG YIELD
ASSETS
INTEREST EARNING ASSETS:
Loans (1) (2)	$1,022,003	$54,521	7.13%	$1,020,782	$55,505	7.27%
Loans Held For Sale	4,509	125	3.71%	4,202	116	3.69%
Securities:
Investment Securities (Taxable)(4)	9,271	72	1.04%	52,308	1,010	2.58%
Investment Securities (Tax-Exempt)(3)(4)	240,434	12,276	6.83%	156,416	8,091	6.92%
Mortgage-backed and Related Securities (4)	1,443,459	37,937	3.51%	1,277,781	47,988	5.02%
Total Securities	1,693,164	50,285	3.97%	1,486,505	57,089	5.13%
FHLB stock and other investments, at cost	38,471	200	0.70%	40,841	195	0.64%
Interest Earning Deposits	15,502	19	0.16%	24,371	121	0.66%
Federal Funds Sold	-	-	-	5,248	17	0.43%
Total Interest Earning Assets	2,773,649	105,150	5.07%	2,581,949	113,043	5.85%
NONINTEREST EARNING ASSETS:
Cash and Due From Banks	43,723			44,031
Bank Premises and Equipment	48,233			44,792
Other Assets	124,201			110,506
Less: Allowance for Loan Loss	(19,079)			(17,423)
Total Assets	$2,970,727			$2,763,855
LIABILITIES AND SHAREHOLDERS’ EQUITY
INTEREST BEARING LIABILITIES:
Savings Deposits	$73,725	251	0.46%	$65,110	352	0.72%
Time Deposits	715,716	10,462	1.95%	669,069	12,597	2.52%
Interest Bearing Demand Deposits	718,067	3,899	0.73%	558,196	4,583	1.10%
Total Interest Bearing Deposits	1,507,508	14,612	1.30%	1,292,375	17,532	1.81%
Short-term Interest Bearing Liabilities	304,811	5,633	2.47%	182,310	3,355	2.46%
Long-term Interest Bearing Liabilities – FHLB Dallas	448,156	12,133	3.62%	625,964	16,958	3.62%
Long-term Debt (5)	60,311	2,452	5.44%	60,311	2,586	5.73%
Total Interest Bearing Liabilities	2,320,786	34,830	2.01%	2,160,960	40,431	2.50%
NONINTEREST BEARING LIABILITIES:
Demand Deposits	407,659			378,368
Other Liabilities	25,775			42,906
Total Liabilities	2,754,220			2,582,234

SHAREHOLDERS’ EQUITY (6)	216,507			181,621
Total Liabilities and Shareholders’ Equity	$2,970,727			$2,763,855
NET INTEREST INCOME		$70,320			$72,612
NET INTEREST MARGIN ON AVERAGE EARNING ASSETS			3.39%			3.76%
NET INTEREST SPREAD			3.06%			3.35%
(1)  Interest on loans includes fees on loans that are not material in amount.
(2)  Interest income includes taxable-equivalent adjustments of $2,518 and $2,305 for the nine months ended September 30, 2010 and 2009, respectively.
(3)  Interest income includes taxable-equivalent adjustments of $4,067 and $2,952 for the nine months ended September 30, 2010 and 2009, respectively.
(4)  For the purpose of calculating the average yield, the average balance of securities is presented at historical cost.
(5)  Represents junior subordinated debentures issued by us to Southside Statutory Trust III, IV, and V in connection with the issuance by Southside Statutory Trust III of $20 million of trust preferred securities, Southside Statutory Trust IV of $22.5 million of trust preferred securities, Southside Statutory Trust V of $12.5 million of trust preferred securities and junior subordinated debentures issued by FWBS to Magnolia Trust Company I in connection with the issuance by Magnolia Trust Company I of $3.5 million of trust preferred securities.
(6)  Includes average equity of noncontrolling interest of $1,195 and $793 for the nine months ended September 30, 2010 and 2009, respectively.

Note: As of September 30, 2010 and 2009, loans totaling $14,631 and $16,690, respectively, were on nonaccrual status.  The policy is to reverse previously accrued but unpaid interest on nonaccrual loans; thereafter, interest income is recorded to the extent received when appropriate.

	AVERAGE BALANCES AND YIELDS
	(dollars in thousands)
	(unaudited)
	Three Months Ended
	September 30, 2010			September 30, 2009
	AVG BALANCE	INTEREST	AVG YIELD	AVG BALANCE	INTEREST	AVG YIELD
ASSETS
INTEREST EARNING ASSETS:
Loans (1) (2)	$1,024,157	$17,742	6.87%	$1,021,251	$17,887	6.95%
Loans Held For Sale	6,032	54	3.55%	4,473	50	4.43%
Securities:
Investment Securities (Taxable)(4)	9,070	20	0.87%	46,463	402	3.43%
Investment Securities (Tax-Exempt)(3)(4)	209,727	3,574	6.76%	211,915	3,728	6.98%
Mortgage-backed and Related Securities (4)	1,459,132	13,378	3.64%	1,303,851	15,509	4.72%
Total Securities	1,677,929	16,972	4.01%	1,562,229	19,639	4.99%
FHLB stock and other investments, at cost	38,161	59	0.61%	39,544	43	0.43%
Interest Earning Deposits	18,503	4	0.09%	26,614	58	0.86%
Total Interest Earning Assets	2,764,782	34,831	5.00%	2,654,111	37,677	5.63%
NONINTEREST EARNING ASSETS:
Cash and Due From Banks	41,202			42,076
Bank Premises and Equipment	49,267			46,341
Other Assets	130,860			114,102
Less: Allowance for Loan Loss	(18,789)			(18,291)
Total Assets	$2,967,322			$2,838,339
LIABILITIES AND SHAREHOLDERS’ EQUITY
INTEREST BEARING LIABILITIES:
Savings Deposits	$74,620	84	0.45%	$66,903	99	0.59%
Time Deposits	720,737	3,508	1.93%	711,740	3,999	2.23%
Interest Bearing Demand Deposits	718,910	1,282	0.71%	580,202	1,376	0.94%
Total Interest Bearing Deposits	1,514,267	4,874	1.28%	1,358,845	5,474	1.60%
Short-term Interest Bearing Liabilities	312,182	2,086	2.65%	194,157	1,020	2.08%
Long-term Interest Bearing Liabilities – FHLB Dallas	412,356	3,668	3.53%	601,446	5,402	3.56%
Long-term Debt (5)	60,311	836	5.50%	60,311	840	5.53%
Total Interest Bearing Liabilities	2,299,116	11,464	1.98%	2,214,759	12,736	2.28%
NONINTEREST BEARING LIABILITIES:
Demand Deposits	418,344			376,307
Other Liabilities	23,924			55,472
Total Liabilities	2,741,384			2,646,538

SHAREHOLDERS’ EQUITY (6)	225,938			191,801
Total Liabilities and Shareholders’ Equity	$2,967,322			$2,838,339
NET INTEREST INCOME		$23,367			$24,941
NET INTEREST MARGIN ON AVERAGE EARNING ASSETS			3.35%			3.73%
NET INTEREST SPREAD			3.02%			3.35%

(1)  Interest on loans includes fees on loans that are not material in amount.
(2)  Interest income includes taxable-equivalent adjustments of $870 and $816 for the three months ended September 30, 2010 and 2009, respectively.
(3)  Interest income includes taxable-equivalent adjustments of $1,208 and $1,462 for the three months ended September 30, 2010 and 2009, respectively.
(4)  For the purpose of calculating the average yield, the average balance of securities is presented at historical cost.
(5)  Represents junior subordinated debentures issued by us to Southside Statutory Trust III, IV, and V in connection with the issuance by Southside Statutory Trust III of $20 million of trust preferred securities, Southside Statutory Trust IV of $22.5 million of trust preferred securities, Southside Statutory Trust V of $12.5 million of trust preferred securities and junior subordinated debentures issued by FWBS to Magnolia Trust Company I in connection with the issuance by Magnolia Trust Company I of $3.5 million of trust preferred securities.
(6)  Includes average equity of noncontrolling interest of $1,495 and $833 for the three months ended September 30, 2010 and 2009, respectively.

Note: As of September 30, 2010 and 2009, loans totaling $14,631 and $16,690, respectively, were on nonaccrual status.  The policy is to reverse previously accrued but unpaid interest on nonaccrual loans; thereafter, interest income is recorded to the extent received when appropriate.